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                                 EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-72027 of Southwest Bancorp, Inc. on Form S-2 of our report dated January 30, 1998, included and incorporated by reference in the Annual Report on Form 10-K of Southwest Bancorp, Inc. for the year ended December 31, 1997, and to the use of our report dated January 30, 1998, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Oklahoma City, Oklahoma
March 15, 1999